UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
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MSC INDUSTRIAL DIRECT CO., INC.

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MSC Industrial Direct Co., Inc.
Annual Meeting of Shareholders
January 12, 2012

Supplemental Information Regarding Proposal No. 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION

The following communication was sent to certain shareholders of MSC Industrial Direct Co., Inc. beginning on December 28, 2011.

December 28, 2011

Dear Shareholder,

At our 2012 Annual Meeting of Shareholders, MSC shareholders are being asked to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers.  Our Board of Directors has unanimously recommended that our shareholders vote “FOR” this advisory proposal.

The proxy advisory firms ISS and Glass Lewis have recently recommended to their clients that they vote against this proposal.  It appears that their recommendations are based primarily on two items – first, the inclusion of tax gross-up provisions in certain of our executive change in control severance agreements, and second, the special restricted stock unit (RSU) award that we granted to our Chief Executive Officer in October 2010 as part of our long-term CEO succession planning.  For the reasons set forth below, we strongly disagree with their recommendations and urge you to vote in favor of the advisory proposal to approve the compensation of our named executive officers.

1.  Executive compensation is properly aligned with MSC performance; MSC had strong financial performance in fiscal 2011:

MSC had record levels of revenue and profitability in fiscal 2011, which reflected the successful execution of our growth strategies.  Net sales increased 19.5% to $2.02 billion, operating income increased 44.6% to $349.8 million, and net income increased 45.5% to $218.8 million.  Diluted earnings per share increased 44.7% to $3.43.  This followed a strong fiscal 2010 in which net sales and net income increased 13.6% and 20.2%, respectively.

MSC’s strong performance is illustrated by MSC’s total shareholder return.  MSC’s 1-year, 3-year and 5-year TSR are 42.8%, 9.1% and 11.6%, respectively, as of August 31, 2011, which represent the 74th, 71st and 77th percentiles of total shareholder return performance when compared on a relative basis to MSC’s peers.

We strongly believe that our executive compensation is properly aligned with our performance.  As disclosed in our proxy statement, we target total direct compensation at a maximum level approximating the 75th percentile of our market data only when the company achieves outstanding levels of performance.  Likewise, when company performance is below threshold levels, the “at-risk,” performance-based compensation is not earned.  For example, when fiscal 2009 company performance was below the threshold level due to the economic crisis, our Compensation Committee did not approve and management did not receive any annual incentive bonuses.

2.  MSC has amended its executive change in control agreements to eliminate the excise tax gross-up provision:

As disclosed in our December 2011 proxy statement, in connection with our CEO’s special RSU award, we amended our CEO’s change in control severance agreement in October 2010 to eliminate the tax gross-up provision and to make other changes in order to align with best practices.  As part of our continuing review of our compensation plans and arrangements, we were in the process of reviewing other executive change in control severance agreements with a view to making similar changes.  While this process was being undertaken, we hired Jeffrey Kaczka as our new CFO and entered into a new change in control severance agreement with him which was consistent with our standard form of executive change in control agreement.  In addition, two other named executive officers’ change in control agreements automatically renewed by their terms.  We have now amended these agreements (and other executives’ change in control agreements) to eliminate the tax gross-up provisions.  As noted, we periodically review our compensation plans and arrangements with a view to making changes in order to align our compensation programs with best practices.  We believe that both ISS and Glass Lewis gave disproportionate consideration to the one new and two renewal change in control agreements (which have now been amended to eliminate the tax gross-up provisions) when considered in the context of our overall compensation programs.

3.  ISS and Glass Lewis inappropriately treated the full grant date value of Mr. Sandler’s special RSU award as part of his fiscal 2011 compensation:

As disclosed in our December 2011 proxy statement, as part of our long-term succession planning, on October 19, 2010 our Compensation Committee approved a special RSU award to Mr. David Sandler, our Chief Executive Officer.  In addition to a performance condition, vesting of the RSU award was conditioned on Mr. Sandler continuing to provide services to our company for a period of up to more than seven (7) years after the grant date, with (i) two-thirds of the award vesting if Mr. Sandler continues to serve as our CEO through December 31, 2012 (such date subject to extension by our Board until December 31, 2013) and serving as Vice Chairman of our Board for an additional period of two years (representing a minimum vesting period of more than four (4) years and a maximum vesting period of more than five (5) years); and (ii) the remaining one-third of the award vesting if Mr. Sandler continues to serve as Vice Chairman for an additional period of two years (representing a total minimum vesting period of more than six (6) years and a total maximum vesting period of more than seven (7) years).

The special RSU award was carefully structured by our Compensation Committee in order to promote an orderly CEO succession.  In structuring the RSU award, our Compensation Committee worked with its independent compensation consultant, Frederic W. Cook & Co., Inc.  F.W. Cook provided the Committee with competitive data in order to determine the size of the award and the vesting terms.  In structuring the RSU award, the Committee also took into account that Mr. Sandler would no longer participate in our regular annual equity award program.  Accordingly, our proxy statement shows that Mr. Sandler did not participate in our regular long-term equity award program comprised of stock option and restricted share grants either in October 2010 or October 2011.

Neither ISS nor Glass Lewis gave appropriate consideration to these important features of the RSU award.  Instead, both proxy advisory firms treated the full grant date value of the RSU award as part of Mr. Sandler’s fiscal 2011 compensation, which served to grossly inflate Mr. Sandler’s compensation for peer company benchmarking purposes.  As disclosed in our proxy statement, our Compensation Committee annualizes the RSU award over a five-year period to assess Mr. Sandler’s overall compensation, which results in Mr. Sandler’s total direct compensation falling between the 50th and 75th percentiles of our market data.  We strongly believe that both ISS and Glass Lewis failed to properly analyze Mr. Sandler’s special RSU award.  Their analysis was particularly surprising given that we clearly disclosed the features of the RSU Award not only in our proxy statement for the 2012 annual shareholders meeting, but also in last year’s proxy statement and in our October 21, 2010 report on Form 8-K.

4.  Other:

ISS and Glass Lewis also both incorrectly state that our equity plans provide for the automatic acceleration of equity awards upon a change in control.  As disclosed in our December 2011 proxy statement, under our 2005 Omnibus Incentive Plan, in the event of a change in control transaction pursuant to a merger agreement, the vesting of outstanding stock options and restricted stock awards will not be accelerated if such awards are continued, assumed or substituted as provided in the merger agreement.

In summary, MSC strongly believes that our compensation programs are appropriately linked to performance and that MSC maintains compensation programs that are clear and understandable to our shareholders and which are aligned with best practices.

We urge our shareholders to vote in favor of Proposal No. 3, the Advisory Vote on Executive Compensation.  Your vote is important, and we appreciate your support of the Board’s recommendation.